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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                                   Ault, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    051503100
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                                 (CUSIP Number)

                                December 31, 2004
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

      [X]   Rule 13d-1(b)
      [ ]   Rule 13d-1(c)
      [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

CUSIP NO.:  051503100

================================================================================
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Weeden & Co., LP
      EID: 13-3364318
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ ]
      (b) [ ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware Limited Partnership
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 NUMBER OF        5     SOLE VOTING POWER
                        319,700
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY
                  --------------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
                        319,700
 REPORTING
                  --------------------------------------------------------------
PERSON WITH:      8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      319,700 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.7%
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12    TYPE OF REPORTING PERSON
      BD
================================================================================

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                                  SCHEDULE 13G

ITEM 1.

      (a)   Name of Issuer
            Ault, Inc.

      (b)   Address of Issuer's Principal Executive Offices:
            7105 Northland Terrace
            Minneapolis, MN 55428-1028

ITEM 2.

      (a)   Name of Persons Filing
            Weeden & Co., LP

      (b) Address of Principal Business Office or, if none, Residence 145 Mason Street
            Greenwich, CT 06830

      (c)   Citizenship
            Delaware Limited Partnership

      (d)   Title of Class of Securities
            Ault Inc. Common Stock

      (e)   CUSIP Number
            051503100

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B)
            OR SECTIONS 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING
            IS A:

(a)         [X]   Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o);

(b)         [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)         [ ]   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

(d)         [ ]   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)         [ ]   An investment adviser in accordance with Sections
                  240.13d-1(b)(1)(ii)(E);

                                PAGE 3 OF 6 PAGES
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(f)         [ ]   An employee benefit plan or endowment fund in accordance with
                  Sections 240.13d-1(b)(1)(ii)(F);

(g)         [ ]   A parent holding company or control person in accordance with
                  Sections 240.13d-1(b)(ii)(G);

(h)         [ ]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)         [ ]   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)         [ ]   Group, in accordance with Sections 240.13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned: See the response(s) to Item 9 on the attached cover page(s).

            (b) Percent of class: See the response(s) to Item 11 on the attached cover page(s).

            (c)   Number of shares as to which the Reporting Person has:

                  (i) Sole power to vote or direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                  (ii) Shared power to vote or direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                  (iii) Sole power to dispose or direct disposition of: See the response(s) to Item 7 on the attached cover page(s).

                  (iv) Shared power to dispose or direct disposition of: See the response(s) to Item 8 on the attached cover page(s).

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

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            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 10, 2005

                                        By:  /s/ Robert A. Cervoni
                                           -------------------------------------
                                        Name:  Robert A. Cervoni
                                        Title: Chief Financial Officer
                                               Managing Director

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